Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statements on Form S-3 (Nos. 333-180977, 333-181320,  333-181738 and 333-213575) and Form S-8 (Nos. 333-135971, 333-152276 and 333-177205) of Pareteum Corporation and Subsidiaries of our report dated March 29, 2017 relating to our audit of the consolidated financial statements (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern), which appears in the Annual Report on Form 10-K of Pareteum Corporation and Subsidiaries for the year ended December 31, 2016.

/s/ Squar Milner LLP

Los Angeles, California

October 5, 2017